SECOND SUPPLEMENTAL INDENTURE
(ALLIANCE CAPITAL PARTNERS STATUTORY TRUST I)

THIS SECOND SUPPLEMENTAL INDENTURE, dated as of May 8, 2012, is by and among U.S. Bank National Association, a national banking association (as successor in interest to State Street Bank and Trust Company of Connecticut, National Association), as Trustee (the “Trustee”), EverBank Financial Corp, a Delaware corporation (the “Successor Company”), and EverBank Financial Corp, a Florida corporation (the “Company”) under the Indenture referred to below.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the Trustee, the Company and the Successor Company hereby agree as follows:

PRELIMINARY STATEMENTS

The Trustee and the Company are parties to that certain Indenture dated as of July 31, 2001 (the “Indenture”), pursuant to which the Company issued U.S. $15,464,000 of its Floating Rate Junior Subordinated Deferrable Interest Debentures and that certain First Supplemental Indenture effective as of January 2, 2005.

As permitted by the terms of the Indenture, the Company, simultaneously with the effectiveness of this Second Supplemental Indenture, shall merge (referred to herein for purposes of Article XI of the Indenture as the “Merger”) with and into the Successor Company with the Successor Company as the surviving corporation. The parties hereto are entering into this Second Supplemental Indenture pursuant to, and in accordance with, Section 9.1(a) of the Indenture.

SECTION 1. Definitions. All capitalized terms used herein that are defined in the Indenture, either directly or by reference therein, shall have the respective meanings assigned them in the Indenture except as otherwise provided herein or unless the context otherwise requires.

SECTION 2. Interpretation.

(a)	In this Second Supplemental Indenture, unless a clear contrary intention appears:

(i)	the singular number includes the plural number and vice versa;

(ii)	reference to any gender includes the other genders;

(iii)	the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Second Supplemental Indenture as a whole and not to any particular Section or other subdivision;

(iv)
reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this First Supplemental Indenture or the Indenture, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; provided that nothing in this clause (iv) is intended to authorize any assignment not otherwise permitted by this First Supplemental Indenture or the Indenture;

(v)
reference to any agreement, document or instrument means such agreement, document or instrument as amended, supplemented or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof, as well as any substitution or replacement therefore, and reference to any note includes modifications thereof and any note issued in extension or renewal thereof or in substitution or replacement therefor;

(vi)	reference to any Section means such Section of this Second Supplemental Indenture; and

(vii)	the word “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term.

(b)	No provision in this Second Supplemental Indenture shall be interpreted or construed against any Person because that Person or its legal representative drafted such provision.

SECTION 3. Assumption of Obligations.

(a)
Pursuant to, and in compliance and accordance with, Section 11.1 and Section 11.3 of the Indenture, the Successor Company hereby expressly and unconditionally assumes the due and punctual payment of the principal of, (and premium, if any) and interest on, all of the Debentures in accordance with their terms, and the due and punctual performance and observance of each and every covenant and condition of the Company under the Indenture, all as if the Successor Company were the Company thereunder.

(b)
Pursuant to, and in compliance and accordance with, Section 11.3 of the Indenture, the Successor Company succeeds to, is substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if the Successor Company had originally been named in the Indenture as the Company.

(c)
The Successor Company also succeeds to, is substituted for, and may exercise every right and power of, the Company under the Amended and Restated Declaration of Trust of the Trust, dated as of July 31, 2001 (the “Trust Agreement”), as Depositor (as defined in the Trust Agreement), with the same effect as if the Successor Company had originally been named in the Trust Agreement.

(d)
The Successor Company also succeeds to, and is substituted for, and may exercise every right and power of, the Company under the Guarantee Agreement, dated as of July 31 2001 (the “Guarantee Agreement”), as Guarantor (as defined in the Guarantee Agreement), with the same effect as if the Successor Company had originally been named in the Guarantee Agreement..

SECTION 4. Representations and Warranties. The Successor Company represents and warrants that (a) it has all necessary power and authority to execute and deliver this Second Supplemental Indenture and to perform the covenants and obligations of the Indenture, (b) it is the successor of the Company pursuant to the Merger effected in accordance with applicable law, (c) it is a corporation organized and existing under the laws of the State of Delaware, (d) that after giving effect to this Second Supplemental Indenture, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and is continuing and (e) this Second Supplemental Indenture is executed and delivered pursuant to Section 9.1 of the Indenture and does not require the consent of the Securityholders.

SECTION 5. Conditions of Effectiveness. This Second Supplemental Indenture shall become effective simultaneously with the effectiveness of the Merger, provided, however, that:

(a)
the Trustee shall have executed a counterpart of this Second Supplemental Indenture and shall have received a counterpart of this Second Supplemental Indenture executed by the Successor Company and the Company;

(b)
the Trustee shall have received an Officers’ Certificate stating that (i) in the opinion of the signer(s), all conditions precedent (including covenants compliance with which constitutes a condition precedent), if any, provided for in the Indenture relating to the Merger and this Second Supplemental Indenture have been complied with, (ii) the Merger and this Second Supplemental Indenture comply with Article XI of the Indenture, and (iii) the Trustee’s execution of this Second Supplemental Indenture is authorized or permitted by the Indenture; and

(c)
the Trustee shall have received an Opinion of Counsel to the effect that (i) all conditions precedent (including covenants compliance with which constitutes a condition precedent), if any, provided for in the Indenture relating to the Merger and this Second Supplemental Indenture have been complied with, (ii) the Merger and this Second Supplemental Indenture comply with Article XI of the Indenture, and (iii) the Trustee’s execution of this Second Supplemental Indenture is authorized or permitted by the Indenture.

SECTION 6. Reference to the Indenture.

(a)
Upon the effectiveness of this Second Supplemental Indenture, each reference in the Indenture to “this Indenture,” “hereunder,” “herein” or words of like import shall mean and be a reference to the Indenture, as affected, amended and supplemented hereby.

(b)
Upon the effectiveness of this Second Supplemental Indenture, each reference in the Debentures to the Indenture including each term defined by reference to the Indenture shall mean and be a reference to the Indenture or such term, as the case may be, as affected, amended and supplemented hereby.

(c)	The Indenture, as amended and supplemented hereby, shall remain in full force and effect and is hereby ratified and confirmed.

SECTION 7. Addresses for Notices. All notices or other communications to be addressed to the Company as contemplated by Section 14.4 of the Indenture shall be addressed to the Successor Company as follows:
501 Riverside Ave.
Jacksonville, Florida 32202
Phone: (904) 281-6000

SECTION 8. Execution in Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument.

SECTION 9. Governing Law; Binding Effect. This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York and shall be binding upon the parties hereto and their respective successors and assigns.

SECTION 10. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or the due execution thereof by the Company or the Successor Company. The recitals of fact contained herein shall be taken as the statements solely of the Company or the Successor Company, and the Trustee assumes no responsibility for the correctness thereof.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed and effective as of the day and year first written above, by their respective officers thereunto duly authorized.

U.S. BANK NATIONAL ASSOCIATION, Trustee By: _/s/ Sam Soltani_________________ Name:_Sam Soltani______________ Title:___Officer__________________

EVERBANK FINANCIAL CORP (Florida) By: /s/_Thomas A. Hajda_______________Name: Thomas A. Hajda Title: Executive Vice President
EVERBANK FINANCIAL CORP (Delaware) By: /s/_Thomas A. Hajda_______________Name: Thomas A. Hajda Title: Executive Vice President

[Signature Page of Second Supplemental Indenture –ALLIANCE CAPITAL PARTNERS STATUTORY TRUST I]